EXHIBIT 10.1


                       [HEMACARE LOGO]



October 2, 2003


Robert Chilton
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Dear Bob:

I am pleased to offer you the position of Chief Financial
Officer at HemaCare Corporation, a position reporting directly to me. I look forward to working with you as we build upon our long legacy of providing quality blood products and services. I believe that HemaCare's business plan and growth strategy will offer you many rewards and opportunities as the Company positions itself to be a major player in the blood sector of the healthcare industry.

The following summarizes the particulars of the offer of employment:

Annual Salary: A base salary of $160,000 per year, with annual reviews. Car allowance of $600.00 per month.

Stock Options: Subject to formal Board approval, 100,000 shares, vesting in 20% increments in March, 2004, 2005, 2006, 2007, and 2008. These shares will be priced at the average price in the month you join, or if on investigation, we discover that creates a charge to the company, they will be priced at the close on the day in which they are awarded. If you leave the company for any reason, you will have up to three months from the last day of your employment to exercise any options that may have vested during your employment. All of your options would vest at the time of a sale of the company. From time to time you may be awarded additional options based on their availability in our stockholder approved plan and your performance.

Bonus: Up to 30% of the base annual salary (starting in 2004) for achieving specified goals determined by the Chief
Executive Officer.  The bonus structure will typically put
100% of your bonus at risk; bonuses are usually paid in March. A $10,000 bonus will be paid to you in March 2004, subject to satisfactory performance.

Severance: Immediately upon employment you will be eligible for a severance package of three months of salary with a signed agreement releasing the company from any liability in relation to your employment. After six months of employment performance, the severance package will be increased to six months with a signed release. This severance would be paid monthly. In the event of gross negligence or illegal acts, severance shall not be payable.

Benefits: You will receive the standard health plans and other employee benefits, including 29 days of paid time off
(on an annual basis accruing bi-weekly). Health benefits will commence on November 1, 2003.

This offer is contingent upon the favorable results of reference checks including background, driving, criminal and credit check. As part of our employment offer, we also require all new employees to sign an arbitration agreement. Your start date will be October 3, 2003.

We are looking forward to you joining the HemaCare team and the contributions you will make toward our success. To accept this offer of employment, please sign below and return to Linda McDermott, Director of Human Resources, within five business days of receipt.

Sincerely,			    Accepted:

/s/ Judi Irving                     /s/Robert Chilton
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Judi Irving			    Robert Chilton
Chief Executive Officer